UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2016 (April 11, 2016)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas		76065
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 775-9801

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2016, Michael D. Magill was elected as a director of Ennis, Inc. (the “Company”) to replace the seat of Mr. Irshad Ahmad, who resigned his board position on March 12, 2016. Mr. Magill’s term as a director began April 11, 2016 and he will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2017 and until his successor is elected and qualified.

Mr. Magill, 68, is currently serving as Executive Vice President and Secretary of the Company. He joined the Company as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Mr. Magill assumed the additional duties of Secretary of the Company on June 28, 2012. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.

There are no arrangements or understandings between Mr. Magill and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Magill has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Magill will not be compensated for his service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

By:	/s/ Richard L. Travis Jr.
Richard L. Travis, Jr.
Chief Financial Officer

Date: April 15, 2016